ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-202524 Dated August 9, 2017

HSBC USA Inc. Buffer Digital Notes

Linked to the iShares® Russell 2000 ETF due on or about August 15, 2019

Investment Description
These Buffer Digital Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the iShares® Russell 2000 ETF (the “Underlying Index Fund”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. The amount HSBC will pay you at maturity is based on the Underlying Index Fund Return and on whether the Final Price is above or below the Digital Barrier (which is equal to the Downside Threshold). If the Final Price is equal to or greater than the Digital Barrier, at maturity HSBC will pay you the full Principal Amount plus the Digital Return of 13.65%. However, if the Final Price is less than the Downside Threshold, HSBC will pay less than the full Principal Amount at maturity resulting in a loss of 1% of principal for every 1% decline in the Underlying Index Fund in excess of the Buffer. Investing in the Notes involves significant risks. You will not receive interest or dividend payments during the term of the Notes. You may lose up to 90% of your Principal Amount. The Digital Return only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Digital Return Feature: If the Underlying Index Fund does not close below the Digital Barrier (which is equal to the Downside Threshold) on the Final Valuation Date, we will repay your principal amount at maturity and pay a return equal to the Digital Return, regardless of any appreciation of the Underlying Index Fund. However, if the Underlying Index Fund closes below the Downside Threshold on the Final Valuation Date, investors will be exposed to the negative return of the Underlying Index Fund at maturity.
❑	Buffered Downside Market Exposure: If the Underlying Index Fund Return is zero or negative, but the Underlying Index Fund does not close below the Digital Barrier (which is equal to the Downside Threshold) on the Final Valuation Date, HSBC will pay you the Digital Return. However, if the Underlying Index Fund closes below the Downside Threshold on the Final Valuation Date, HSBC will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index Fund in excess of the Buffer. The Downside Threshold is observed relative to the Final Price only on the Final Valuation Date, and the downside market exposure to the Underlying Index Fund is subject to the Buffer only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.
Key Dates[1]
Trade Date	August 9, 2017
Settlement Date	August 14, 2017
Final Valuation Date[2]	August 9, 2019
Maturity Date[2]	August 15, 2019

[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

[2] See page 4 for additional details.

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the NOTES may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the UNDERLYING INDEX FUND, WHICH CAN RESULT IN A LOSS OF up to 90% OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

HSBC is offering Buffer Digital Notes linked to the iShares® Russell 2000 ETF. The actual Initial Price, Digital Barrier and Downside Threshold will be determined on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at the price to public described below.

Underlying Index Fund	Digital Return	Initial Price	Buffer	Downside Threshold	Digital Barrier	CUSIP/ISIN
iShares® Russell 2000 ETF	13.65%	●	10%	90% of the Initial Price	90% of the Initial Price	40435G667 / US40435G6677

See “Additional Information About HSBC USA Inc. and the Notes” on page 2 of this free writing prospectus. The Notes offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying ETF Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangements.

The Estimated Initial Value of the Notes on the Trade Date is expected to be $9.85 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$10.00	$0.10	$9.90
Total

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This free writing prospectus relates to the offering of Notes linked to the Underlying Index Fund. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the Underlying Index Fund, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Underlying Index Fund, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index Fund, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the ETF Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the ETF Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the ETF Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

♦	Prospectus supplement dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated March 5, 2015.

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Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a substantial portion of your initial investment.

♦   You can tolerate a loss of up to 90% of your Principal Amount and are willing to make an investment that may have downside market risk similar to the Underlying Index Fund.

♦   You seek an investment with a return linked to the performance of the Underlying Index Fund and believe the Underlying Index Fund will appreciate over the term of the Notes, or will not depreciate by more than the Buffer.

♦   You would be willing to invest in the Notes based on the Digital Return indicated on the cover page of this free writing prospectus.

♦   You understand and accept the risks associated with the Underlying Index Fund.

♦   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks held by the Underlying Index Fund.

♦   You are willing to hold the Notes to maturity and accept that there may be little or no secondary market activity for the Notes.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a substantial portion of your initial investment.

♦   You cannot tolerate a loss of up to 90% of your Principal Amount, and you are not willing to make an investment that may have downside market risk similar to the Underlying Index Fund.

♦   You believe the Underlying Index Fund will depreciate from the Initial Price over the term of the Notes by more than the Buffer.

♦   You would be unwilling to invest in the Notes based on the Digital Return indicated on the cover page of this free writing prospectus.

♦   You do not understand or accept the risks associated with the Underlying Index Fund.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks held by the Underlying Index Fund.

♦   You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payment on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Index Fund, see page 12 of this free writing prospectus. You should also carefully review “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement.

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Indicative Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Note
Principal Amount	$10.00 per Note
Term	Approximately 24 months
Trade Date[1]	August 9, 2017
Settlement Date[1]	August 14, 2017
Final Valuation Date	August 9, 2019, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.
Maturity Date	August 15, 2019, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.
Underlying Index Fund	iShares® Russell 2000 ETF (Ticker: “IWM”)
Downside Threshold	90% of the Initial Price.
Buffer	10%
Digital Barrier	90% of the Initial Price.
Digital Return	13.65%
Payment at Maturity (per $10 Note)[2]

If the Final Price is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold) on the Final Valuation Date, HSBC will repay the Principal Amount plus the Digital Return at maturity, calculated as follows:

$10 + ($10 × Digital Return)

If the Final Price is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Note resulting in a loss of 1% of principal for every 1% decline in the Underlying Index Fund Return in excess of the Buffer, calculated as follows:

$10 + $10 × (Underlying Index Fund Return + Buffer)

Underlying Index Fund Return	Final Price – Initial Price Initial Price
Initial Price	The Official Closing Price of the Underlying Index Fund on the Trade Date.
Final Price	The Official Closing Price of the Underlying Index Fund on the Final Valuation Date.
Official Closing Price	The Official Closing Price on any scheduled trading day will be the closing price of the Underlying Index Fund as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “IWM UP <EQUITY>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40435G667 / US40435G6677
Estimated Initial Value	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

Investing in the NOTES involves significant risks. You may lose some or all of your principal amount.  Any payment on the NOTES, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the NOTES and you could lose your entire investment.

1 Expected. In the event any change is made to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

2 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Price, Digital Barrier and Downside Threshold are determined.

The Final Price and Underlying Index Fund Return are determined on the Final Valuation Date.

If the Final Price is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold) on the Final Valuation Date, HSBC will repay the Principal Amount plus the Digital Return at maturity, calculated as follows:

$10 + ($10 × Digital Return)

If the Final Price is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Note resulting in a loss of 1% of principal for every 1% decline in the Underlying Index Fund Return in excess of the Buffer, calculated as follows:

$10 + $10 × (Underlying Index Fund Return + Buffer)

Under these circumstances, you will lose some or a significant portion (up to 90%) of your Principal Amount.

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Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but you are urged to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes at maturity. We will pay you the principal amount of your Notes only if the Final Price has not declined below the Downside Threshold. If the Final Price is below the Downside Threshold, you will be exposed to the decline in the Underlying Index Fund Return in excess of the Buffer and HSBC will pay you less than the Principal Amount at maturity resulting in a loss of 1% of principal for every 1% decline in the Underlying Index Fund Return in excess of the Buffer. Under these circumstances, you will lose some or a significant portion (up to 90%) of the Principal Amount.

♦	Buffered Downside Market Exposure and the Digital Return Apply at Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Index Fund at that time is above the Downside Threshold. Additionally, the return you realize from a secondary market sale may not reflect the full economic value of the Digital Return or the Notes themselves, and such return may be less than the return of the Underlying Index Fund at the time of sale, even if such return is positive. You can only receive the full benefit of the buffered downside market exposure and the Digital Return from HSBC if you hold the Notes to maturity, subject to HSBC's creditworthiness.

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Will Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date May Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying Index Fund and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 10 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

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♦	No Interest Payments – HSBC will not make any interest payments with respect to the Notes.

♦	Owning the Notes Is Not the Same as Owning the Underlying Index Fund or the Stocks Included in the Underlying Index Fund – The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Index Fund or the stocks included in the Underlying Index Fund. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index Fund would have. The Underlying Index Fund Return excludes any cash dividend payments paid on the securities held by the Underlying Index Fund.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Notes. This price, if any, will exclude any fees or commissions paid when the Notes were purchased and therefore will generally be lower than such purchase price.

♦	There Is Limited Anti-Dilution Protection – For certain events affecting the Underlying Index Fund, such as stock splits or extraordinary dividends, the Calculation Agent may make adjustments to the Final Price which may affect your Payment at Maturity. However, the Calculation Agent is not required to make an adjustment for every corporate action that affects the Underlying Index Fund. If an event occurs that does not require the Calculation Agent to adjust the Final Price, the market price of the Notes and the Payment at Maturity may be materially and adversely affected.

♦	An Underlying Index Fund and Its Underlying Index Are Different – The performance of an Underlying Index Fund may not exactly replicate the performance of its underlying index, because the Underlying Index Fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an Underlying Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Index Fund or due to other circumstances. An Underlying Index Fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦	The Performance and Market Value of the Underlying Index Fund During Periods of Market Volatility May Not Correlate with the Performance of its Underlying Index as well as the Net Asset Value per Share of the Underlying Index Fund – During periods of market volatility, securities underlying the Underlying Index Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Index Fund and the liquidity of the Underlying Index Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Index Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Index Fund. As a result, under these circumstances, the market value of shares of the Underlying Index Fund may vary substantially from the net asset value per share of the Underlying Index Fund. For all of the foregoing reasons, the performance of the Underlying Index Fund may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Underlying Index Fund, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.

♦	A Higher Digital Return or Lower Downside Threshold is Generally Associated with an Underlying Index Fund with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —"Volatility" refers to the frequency and magnitude of changes in the level of an Underlying Index Fund. The greater the expected volatility with respect to an Underlying Index Fund on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying Index Fund could close below its Downside Threshold on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Digital Return than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Digital Return) than for similar securities linked to the performance of an Underlying Index Fund with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Digital Return may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying Index Fund can change significantly over the term of the Notes. The level of an Underlying Index Fund for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying Index Fund and the potential to lose some or all of your principal at maturity.

♦	The Underlying Index Fund Is Subject to Management Risk – The Underlying Index Fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Index Fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the Underlying Index Fund’s underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Underlying Index Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying Index Fund is subject to the risk that the investment strategy of the Underlying Index Fund’s investment advisor may not produce the intended results.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks comprising the Underlying Index Fund, which could affect the price of such stocks or the price of the Underlying Index Fund and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Notes. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include

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determining the Payment at Maturity based on the Final Price as well as whether to postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services, Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Underlying Index Fund or the price of the stocks included in the Underlying Index Fund, and therefore, the market value of the Notes.

♦	The Amount Payable on the Notes Is Not Linked to the Price of the Underlying Index Fund at any Time Other than on the Final Valuation Date – The Final Price will be based on the Official Closing Price of the Underlying Index Fund on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Underlying Index Fund appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a price that is below the Downside Threshold, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Underlying Index Fund prior to such decrease. Although the actual price of the Underlying Index Fund on the Maturity Date or at other times during the term of the Notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Underlying Index Fund on the Final Valuation Date.

♦	Small-capitalization companies risk – The IWM tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the market price of the IWM may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the IWM to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and fewer competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the price of the Underlying Index Fund; the volatility of the stocks held by the Underlying Index Fund; the dividend rate paid on stocks held by the Underlying Index Fund; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of their respective affiliates in shares of the Underlying Index Fund, the stocks comprising the Underlying Index Fund or in futures, options, exchange-traded funds or other derivative products on these securities, may adversely affect the market value of the stocks comprising the Underlying Index Fund, the price of the Underlying Index Fund, and, therefore, the market value of your Notes.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes?” beginning on page 11 of this free writing prospectus and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

8

Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. The hypothetical terms used below are not the actual terms that will apply to the Notes, which are indicated on the cover hereof. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Index Fund relative to the Initial Price. We cannot predict the Final Price. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index Fund. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Note on a hypothetical offering of the Notes, with the following assumptions:*

Investment term:	24 months
Hypothetical Initial Price:	$60.00
Buffer:	10%
Hypothetical Digital Barrier:	$54.00 (90% of the Hypothetical Initial Price)
Hypothetical Downside Threshold:	$54.00 (90% of the Hypothetical Initial Price)
Digital Return:	13.65%

* The actual Initial Price, Downside Threshold and Digital Barrier for the Notes will be determined on the Trade Date.

Example 1— The price of the Underlying Index Fund increases from an Initial Price of $60.00 to a Final Price of $63.00. Because the Underlying Index Fund did not close below the Digital Barrier (which is equal to the Downside Threshold) on the Final Valuation Date, HSBC will pay a Payment at Maturity calculated as follows per $10 Note:

$10 + ($10 × Digital Return)

$10 + ($10 × 13.65%) = $11.365

The Payment at Maturity of $11.365 per $10 Note represents a return on the Principal Amount equal to 13.65%, which is greater than the Underlying Index Fund Return.

Example 2— The price of the Underlying Index Fund increases from an Initial Price of $60.00 to a Final Price of $90.00. Because the Underlying Index Fund did not close below the Digital Barrier on the Final Valuation Date, and although the Underlying Index Fund Return of 50% is greater than the Digital Return of 13.65%, at maturity, HSBC will pay a Payment at Maturity calculated as follows per $10 Note:

$10 + ($10 × Digital Return)

$10 + ($10 × 13.65%) = $11.365

The Payment at Maturity of $11.14 per $10 Note represents a return on the Principal Amount equal to 11.40%, which is less than the Underlying Index Fund Return.

Example 3— The price of the Underlying Index Fund decreases from an Initial Price of $60.00 to a Final Price of $57.00. Because the Underlying Index Fund did not close below the Digital Barrier on the Final Valuation Date, and although the Underlying Index Fund Return is negative, you will benefit from the Buffer and receive the Digital Return of 13.65%. At maturity, HSBC will pay a Payment at Maturity calculated as follows per $10 Note:

$10 + ($10 × Digital Return)

$10 + ($10 × 13.65%) = $11.365

Example 4— The price of the Underlying Index Fund decreases from an Initial Price of $60.00 to a Final Price of $36.00. Because the Underlying Index Fund closes below the Downside Threshold on the Final Valuation Date, HSBC will pay a Payment at Maturity calculated as follows per $10 Note:

$10 + $10 × (Underlying Index Fund Return + Buffer)

$10 + $10 × (-40.00% + 10.00%) = $7.00

The Payment at Maturity of $7.00 per $10 Note represents a loss on the Principal Amount equal to the Underlying Index Fund Return of -40.00% plus the Buffer of 10%, which corresponds to a total loss on the Notes of 30.00%.

If the Final Price is below the Downside Threshold on the Final Valuation Date, we will repay less than the full principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying Index Fund in excess of the Buffer, and you will lose some or a significant portion (up to 90%) of your Principal Amount at maturity.

9

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Notes.

Hypothetical Final Price	Hypothetical Underlying Index Fund Return*	Payment at Maturity	Hypothetical Return on Notes
$120.00	100.00%	$11.365	13.65%
$114.00	90.00%	$11.365	13.65%
$108.00	80.00%	$11.365	13.65%
$102.00	70.00%	$11.365	13.65%
$96.00	60.00%	$11.365	13.65%
$90.00	50.00%	$11.365	13.65%
$84.00	40.00%	$11.365	13.65%
$78.00	30.00%	$11.365	13.65%
$68.19	13.65%	$11.365	13.65%
$66.00	10.00%	$11.365	13.65%
$60.00	0.00%	$11.365	13.65%
$57.00	-5.00%	$11.365	13.65%
$54.00	-10.00%	$11.365	13.65%
$51.00	-15.00%	$9.50	-5.00%
$48.00	-20.00%	$9.00	-10.00%
$45.00	-25.00%	$8.50	-15.00%
$42.00	-30.00%	$8.00	-20.00%
$36.00	-40.00%	$7.00	-30.00%
$30.00	-50.00%	$6.00	-40.00%
$24.00	-60.00%	$5.00	-50.00%
$18.00	-70.00%	$4.00	-60.00%
$12.00	-80.00%	$3.00	-70.00%
$6.00	-90.00%	$2.00	-80.00%
$0.00	-100.00%	$1.00	-90.00%

* The Underlying Index Fund Return excludes cash dividend payments on the stocks held by the Underlying Index Fund.

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What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as pre-paid executory contracts with respect to the Underlying Index Fund. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for U.S. federal income tax considerations applicable to Notes that are treated as pre-paid executory contracts.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Underlying Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Note is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a substantial risk that an investment in a Note will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Notes is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether the Underlying Index Fund or any of the entities whose stock is owned by the Underlying Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”),

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both as defined for U.S. federal income tax purposes. If the Underlying Index Fund or one or more of the entities whose stock is owned by the Underlying Index Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlying Index Fund or the entities whose stock is owned by the Underlying Index Fund and consult your tax advisor regarding the possible consequences to you if the Underlying Index Fund or one or more of the entities whose stock is owned by the Underlying Index Fund is or becomes a PFIC or USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index Fund or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index Fund or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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iShares® Russell 2000 ETF

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the Underlying Index Fund. The Underlying Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The Underlying Index Fund typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the Underlying Index Fund’s shareholders as “ordinary income.” In addition, the Underlying Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the Underlying Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Underlying Index Fund or any equivalent payments. The returns of the Underlying Index Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file numbers 033-97598 and 811-09102, respectively. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

The selection of the Underlying Index Fund is not a recommendation to buy or sell the shares of the Underlying Index Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying Index Fund.

“iShares®” and BlackRock® are registered trademarks of BlackRock®. BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF seeks to track the investment results of the Russell 2000® Index. The shares of this underlying equity trade on the NYSE Arca, Inc. under the symbol “IWM.”

Russell 2000® Index (The “Underlying Index”)

The Underlying Index was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Underlying Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The Underlying Index was set to 135 as of the close of business on December 31, 1986. FTSE Russell (the “index sponsor”) calculates and publishes the Underlying Index. The Underlying Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Underlying Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Underlying Index is determined, comprised, and calculated by the index sponsor without regard to the Notes.

Selection of Stocks Comprising the Underlying Index

All companies eligible for inclusion in the Underlying Index must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Underlying Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial

13

public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock, does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each Spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the Underlying Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the Underlying Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Underlying Index. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets and over-the-counter (“OTC”) traded securities are not eligible for inclusion.

Annual reconstitution is a process by which the Underlying Index is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other of the index sponsor’s indexes are determined from that set of securities. Reconstitution of the Underlying Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the Underlying Index on a quarterly basis based on total market capitalization guidelines ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Performance of the Underlying Index Fund

The following graph and table set forth the historical performance of the Underlying Index Fund based on the daily historical closing prices from January 1, 2008 to August 7, 2017, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Underlying Index Fund should not be taken as an indication of future performance.

Historical Performance of the iShares® Russell 2000 ETF

Source: Bloomberg

Past performance of the Underlying Index Fund is not indicative of its future performance.

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Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	75.92	64.30	68.51
4/1/2008	6/30/2008	76.17	68.47	69.03
7/1/2008	9/30/2008	75.20	65.50	68.39
10/1/2008	12/31/2008	68.39	38.58	49.27
1/1/2009	3/31/2009	51.27	34.36	41.94
4/1/2009	6/30/2009	53.19	41.94	50.96
7/1/2009	9/30/2009	62.02	47.87	60.23
10/1/2009	12/31/2009	63.36	56.22	62.26
1/1/2010	3/31/2010	69.25	58.68	67.81
4/1/2010	6/30/2010	74.14	61.08	61.08
7/1/2010	9/30/2010	67.67	59.04	67.47
10/1/2010	12/31/2010	79.22	66.94	78.23
1/1/2011	3/31/2011	84.17	77.18	84.17
4/1/2011	6/30/2011	86.37	77.77	82.80
7/1/2011	9/30/2011	85.65	64.25	64.25
10/1/2011	12/31/2011	76.45	60.97	73.69
1/1/2012	3/31/2012	84.41	73.69	82.85
4/1/2012	6/30/2012	83.79	73.64	79.65
7/1/2012	9/30/2012	86.40	76.68	83.46
10/1/2012	12/31/2012	84.69	76.88	84.29
1/1/2013	3/31/2013	94.80	84.29	94.26
4/1/2013	6/30/2013	99.51	89.58	97.16
7/1/2013	9/30/2013	107.10	97.16	106.62
10/1/2013	12/31/2013	115.31	103.67	115.31
1/1/2014	3/31/2014	119.83	108.64	116.34
4/1/2014	6/30/2014	118.81	108.88	118.81
7/1/2014	9/30/2014	120.02	109.35	109.35
10/1/2014	12/31/2014	121.08	104.30	119.67
1/1/2015	3/31/2015	126.03	114.69	124.35
4/1/2015	6/30/2015	129.01	120.85	124.86
7/1/2015	9/30/2015	126.31	107.53	109.20
10/1/2015	12/31/2015	119.85	109.01	112.51
1/1/2016	3/31/2016	112.51	94.80	110.62
4/1/2016	6/30/2016	118.43	108.69	114.97
7/1/2016	9/30/2016	125.70	113.69	124.21
10/1/2016	12/31/2016	138.31	115.00	134.85
1/1/2017	3/31/2017	140.36	133.75	137.48
4/1/2017	6/30/2017	142.10	133.72	140.92
7/1/2017	8/7/2017*	144.05	139.14	140.44

* This free writing prospectus includes for the third quarter of 2017 data for the period from July 1, 2017 through August 7, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

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Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Index Fund Return. If a Market Disruption Event exists with respect to the Underlying Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover of this free writing prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

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